EXHIBIT 99.2

C&D TECHNOLOGIES, INC.
--------------------------------------              1400 Union Meeting Road
Power Solutions                                     P.O. Box 3053
                                                    Blue Bell, PA  19422-0858
                                                    Telephone (215) 619-2700
                                                    Fax (215) 619-7840



                                                    March 3, 2000


Dear C&D Stockholder:

     Your C&D Board of Directors announced the adoption of a Stockholder Rights Plan on February 22, 2000. This letter describes the Plan and explains our reasons for adopting it. We are also enclosing the "Summary of Rights to Purchase Common Stock," which provides more detailed information about the Plan and the Rights being distributed to you under the Plan, and we urge you to read the Summary carefully. Please retain these materials with your stock holding information.

     The Plan is intended to protect your interests in the event C&D is confronted with coercive or unfair takeover tactics. The Plan contains provisions to safeguard you in the event of an unsolicited attempt to acquire C&D, whether through a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all stockholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all stockholders, or other abusive takeover tactics that are common in today's takeover environment and that your Board believes are not in the best interests of C&D's stockholders. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares.

     The Plan is designed to assure that all of C&D's stockholders receive fair and equitable treatment in any unsolicited bid for C&D. Your Board is aware of arguments that stockholder rights plans may deter legitimate acquisition proposals. We carefully considered these views and concluded that the arguments are speculative and do not justify leaving stockholders without this protection against unfair treatment by an acquirer -- who, after all, is seeking its own advantage, not yours. Your Board believes that a stockholder rights plan provides a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

     The Plan is not intended to preclude legitimate offers to acquire C&D, but rather, to encourage anyone seeking to acquire C&D to negotiate with the Board of Directors prior to attempting a takeover. The mere declaration of the Rights dividend should not affect any prospective offerer willing to make an offer at a full and fair price or to negotiate with your Board of Directors and certainly will not interfere with a merger or other business combination transaction approved by your Board. C&D may redeem the Rights distributed to you under the Plan for a price of $.001 per Right prior to the time any person or group has acquired 15% or more of C&D's Common Stock, and therefore the Rights should not interfere with any merger or other business combination approved by the Board.


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     The Plan is not being adopted in response to any effort to acquire  control of C&D, and the Board is not aware of any such effort. The Plan has been adopted in order to assure that the Board will continue to have the ability to protect your interests as stockholders of C&D.

     Issuance of the Rights does not weaken the financial condition of C&D or interfere with its business plans. It is the Board of Directors' goal to maximize stockholder value. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to C&D or to you, and will not change the way in which you can currently trade C&D's shares. As explained in detail below and in the accompanying Summary, the Rights will become exercisable only if and when a situation arises that triggers their effectiveness. They will then operate to protect you against being deprived of your right to share in the full value of your investment in C&D.

     The Rights will be issued to stockholders of record on March 3, 2000 and will expire in ten years. Initially, the Rights will not be exercisable, certificates will not be sent to you, and the Rights will automatically trade with C&D's Common Stock. However, ten days after a person or affiliated group either acquires 15% or more of C&D's Common Stock or commences a tender offer that would result in that person or group owning 15% or more of the outstanding shares (even if no purchases actually occur), the Rights will become exercisable and separate certificates representing the Rights will be distributed to stockholders. We expect that the Rights will begin to trade independently from C&D's shares at that time. At no time will the Rights have any voting power.

     When the Rights first become exercisable and prior to the kinds of events described in this paragraph, a holder will be entitled to purchase from C&D one one-hundredth (1/100) of a share of Common Stock of C&D at a purchase price of $300. However, if C&D is involved in a merger or other business combination at any time when a person or affiliated group holds a 15% or more of C&D's Common Stock, the Rights will entitle a holder to buy a number of shares of common stock of the acquiring company having market value equal to twice the exercise price of each Right. The following example demonstrates the mechanics of this formula: If at the time of the business combination the acquiring company's stock has a value of $100 per share, the holder of each Right would be entitled to receive six shares of the acquiring company's common stock for $300, i.e., at a 50% discount. Alternatively, if a 15% or more stockholder acquires C&D by means of a reverse merger in which C&D and its stock survive, or engages in certain self-dealing transactions with C&D, or if any person acquires 15% or more of C&D's Common Stock other than pursuant to an offer for all shares that the independent directors determine to be fair to, and otherwise in the best interest of, stockholders, each Right not owned by a 15% or more stockholder would become exercisable for Common Stock of C&D (or, in certain circumstances, cash, property or other securities of C&D) having a market value equal to twice the exercise price of the Right.

     While, as noted above, the distribution of the Rights will not be taxable to you or C&D, stockholders may, depending upon the circumstances, recognize taxable income when the Rights become exercisable. Striving to maximize stockholder value is a preeminent goal of your management and Board of Directors.

     If you have any questions regarding this matter, please feel free to contact Stephen E. Markert, Jr., Vice President and Chief Financial Officer, at
(215) 619-7835.

                                       Sincerely,

                                       /s/ Wade H. Roberts, Jr.
                                       ------------------------

                                       Wade H. Roberts, Jr.
                                       President and
                                       Chief Executive Officer